EXHIBIT 21



                         LIST OF SUBSIDIARIES



     The Partnership is a general partner in Wachovia Building Associates, an Illinois limited partnership which holds title to the Wachovia Bank and Phillips Building in Winston-Salem, North Carolina. Reference is made to
Note 3 of the Notes to Consolidated Financial Statements filed with this annual report for a description of the terms of such partnership agreement.

The Partnership's interest in the foregoing joint venture partnership and the results of its operations are included in the consolidated financial statements of the Partnership filed with this annual report.